EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SYNNEX Corporation:

We consent to the use of our report dated January 29, 2020, with respect to the consolidated balance sheets of SYNNEX Corporation as of November 30, 2019 and 2018, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended November 30, 2019, and the related notes and financial statement schedule II: Valuation and Qualifying Accounts (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of November 30, 2019, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California

April 10, 2020